Exhibit 5.1

7 December 2020
Matter No.:353328
Doc Ref: 18345784
441 278 7904
edward.rance@conyers.com
Signet Jewelers Limited
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda

Dear Sirs,

Re: Signet Jewelers Limited (the "Company")

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-3 filed with the U.S. Securities and Exchange Commission (the "Commission") on 7 December 2020 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of an aggregate of (i) 625,000 Series A Convertible Preference Shares, par value US$0.01 each (the “Preference Shares”) and (ii) up to 9,151,912 Common Shares, par value US$0.18 each (the “Common Shares”), issuable upon conversion of the Preference Shares, which are being offered by certain selling shareholders of the Company referred to in the Registration Statement.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement.

We have also reviewed the memorandum of association and the bye-laws of the Company and the Certificate of Designations of the Preferred Shares, each certified by the Group Corporate Secretary of the Company on 27 November 2020, (together the “Constitutional Documents”), minutes of meetings of the Company’s Board of Directors held on 24 August, 2016, 2 November 2016 and 18 November 2020, each certified by the Group Corporate Secretary of the Company on 27 November 2020 and written resolutions of the series A preferred holders of the Company dated 2 November 2016, certified by the Group Corporate Secretary on 27 November 2020 (collectively, the "Resolutions") and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (g) that the Company will have sufficient authorised Common Shares to effect the issue of Common Shares at the time of issuance, upon conversion of any of the Preference Shares, (h) that the Company's Common Shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Common Shares and Preference Shares given by the Bermuda Monetary Authority pursuant to its Notice to the public dated 1 June 2005 will not have been revoked or amended at the time of issuance of any Common Shares.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.Based solely upon a review of the branch register of members of the Company dated 9 November, 2020, prepared by American Stock Transfer & Trust Company, LLC, a branch registrar of the Company, the Preference Shares are validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.The Common Shares have been duly authorised and, when issued upon the conversion of the Preference Shares in accordance with the Constitutional Documents, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited